EXHIBIT (23)(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated January 20, 1997, which appears on page 43 of the 1996 Annual Report to Stockholders of International Business Machines Corporation, which is incorporated by reference in International Business Machines Corporation's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 8 of such Annual Report on Form 10-K and to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, NY 10036
May 29, 1997